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[LETTERHEAD OF T/SF COMMUNICATIONS CORPORATION]
                                                                     Exhibit 2.3


                                 August 14, 1995



The Prudential Insurance Company of America
% Prudential Capital Group
4900 Renaissance Tower
1201 Elm Street
Dallas, TX 75270

     Re:  Sale of Common Stock of T/SF Communications Corporation

Gentlemen:

     This letter is to formalize the agreement whereby T/SF Communications Corporation, a Delaware corporation (T/SF), will purchase from The Prudential Insurance Company of America (Prudential) the 464,814 shares owned by Prudential (the Prudential Shares) of the common stock, $0.10 par value, of T/SF (the T/SF Common Stock). In connection with such purchase, the parties have agreed as follows:

     1.  Representations and Warranties of T/SF.  T/SF hereby represents and
         --------------------------------------
warrants to Prudential as follows:


        A. T/SF has full power and authority to execute, deliver and perform this letter agreement and has received the requisite approval for such actions by its Board of Directors.

        B. T/SF is acquiring the Prudential Shares for purposes of retiring the same and not with an intent to sell or distribute them after the purchase.

        C. T/SF has furnished Prudential with the financial statements of T/SF set forth in the Joint Proxy Statement, dated April 24, 1995, and a copy of its Quarterly Report on Form 10-Q for the three months ended June 30, 1995. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis throughout the periods involved (except as may
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The Prudential Insurance Company of America
August 14, 1995
Page 2
            be indicated therein or in the notes or the schedules thereto) and show all liabilities, direct and contingent, of T/SF required to be shown in accordance with such principles. The balance sheets fairly present the financial condition of T/SF as at the dates thereof, and the statements of income, stockholders equity and cash flows fairly present the results of the operations of T/SF and its subsidiaries and their cash flows for the periods indicated. There has been no material change in the business, condition (financial or otherwise) or operations of T/SF since June 30, 1995, except as disclosed in the footnotes to said Form 10-Q.

        D. Neither this Agreement nor any other document, certificate or statement furnished to Prudential by or on behalf of T/SF in connection with the purchase of the Prudential Shares (including the information referred to in Section 2D below) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

        E. T/SF has acted as a principal in negotiating the purchase of the Prudential Shares and there are no brokers or other intermediaries who could claim a fee or commission on such purchase through or by reason of actions of T/SF.

     2.  Representations and Warranties of Prudential.  Prudential hereby
         ---------------------------------------------
represents and warrants to T/SF as follows:


        A. The Prudential Shares are owned by Prudential free and clear of all liens, encumbrances, claims and charges, and Prudential has the full right and authority to transfer the same to T/SF.

        B. All corporate actions of Prudential necessary to authorize the execution, delivery and performance of this letter agreement and the sale of the Prudential Shares to T/SF have been taken, and the officer executing this letter agreement and the stock power delivered as provided in paragraph 3 below, is duly authorized to take such action and to bind Prudential thereby.

        C. The Prudential Shares are evidenced by Certificate No. 1 representing 3,703,704 shares of the Class B Common Stock, $0.10 par value, of Tribune/Swab-Fox Companies, Inc. (the Prudential Certificate) which, pursuant to the merger of Tribune/Swab-Fox Companies, Inc., with and into T/SF, which was effective May 25, 1995, now represents 464,814 shares of T/SF Common Stock.
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The Prudential Insurance Company of America
August 14, 1995
Page 3

        D. Prudential has been afforded the opportunity to ask questions of and receive answers thereto from the officers of T/SF concerning the business of T/SF, its prospects and planned activities and has taken advantage of such opportunity and has otherwise received such material and information as Prudential has determined to be necessary to evaluate the appropriateness of selling the Prudential Shares at the price set forth herein. Without limiting the generality of the foregoing, Prudential acknowledges having received information on the expected results of operations of T/SF for the second quarter of 1995.

        E. Prudential has acted as a principal in negotiating the sale of the Prudential Shares and there are no brokers or other intermediaries who could claim a fee or commission on such sale through or by reason of actions of Prudential.


     3.  Sale; Closing.  Prudential hereby agrees to sell and T/SF hereby agrees
         --------------
to buy the Prudential Shares for a purchase price of $5,112,954, or $11.00 per share. To effect a closing of the sale of the Prudential Shares to T/SF hereunder, on the Closing Date (as defined below), the parties will take the following actions:

        A. Prudential shall deliverer to T/SF the Prudential Certificate, together with an Assignment Separate from Certificate duly executed by an authorized officer of Prudential.

        B. T/SF shall wire to Prudential the sum of $5,112,954 in full payment for the sale of the Prudential Shares to T/SF to Morgan Guaranty Trust Company of New York, ABA No. 021-000-238, for credit to the account of The Prudential Insurance Company of America, Account No. 050-54-526, Reference: T/SF Communications sale.


     A closing shall occur as soon as practicable at a date (the Closing Date) to be agreed upon at the offices of Prudential at 1201 Elm Street, Suite 4900, Dallas, Texas 75270, but in any event, no later than August 18, 1995.

     4.  Miscellaneous.
         ---------------

        A. This agreement is made in and shall be governed by the laws of the State of Texas.

        B. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
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The Prudential Insurance Company of America
August 14, 1995
Page 4

        C. This agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        D. For no additional consideration, each party hereto shall execute and deliver such additional documents or instruments as the other party hereto shall reasonably request to put into effect or further evidence the agreements made herein.

     If the foregoing correctly sets forth your understanding of our agreement, please execute in the space provided below.


                                Yours very truly,

                                T/SF COMMUNICATIONS CORPORATION

                                /s/ Howard G. Barnett, Jr.

                                Howard G. Barnett, Jr.
                                Chairman, President and Chief Executive Officer



     The above is agreed to and accepted this 14th day of August, 1995.

                                THE PRUDENTIAL INSURANCE
                                COMPANY OF AMERICA



                                By:    /s/ Paul L. Meiring
                                   -----------------------
                                Name:  Paul L. Meiring
                                       -------------------
                                        Vice President